UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2016

Idera Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

167 Sidney Street
Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On November 23, 2016, Idera Pharmaceuticals, Inc. (the “Company”) entered into a license agreement (the “License Agreement”) with Vivelix Pharmaceuticals, Ltd. (“Vivelix”) pursuant to which the Company granted Vivelix an exclusive worldwide license (with the right of sublicense) to develop and commercialize IMO-9200, an antagonist of TLR7, TLR8 and TLR9, and selected Backup Compounds (as defined below). Under the terms of the License Agreement, Vivelix has agreed not to develop and commercialize IMO-9200 or any Backup Compound for any disease, condition or indication other than non-malignant gastrointestinal diseases, conditions or indications, including those relating to the mouth, esophagus, stomach, small intestine, colon and rectum, pancreas, gallbladder, bile ducts and liver (the “GI Field”).

Under the terms of the License Agreement, Vivelix agreed to pay the Company (a) an upfront payment of $15 million in connection with the execution and delivery of the License Agreement; (b) IMO-9200-related development, regulatory and sales milestone payments totaling up to $140 million, including development and regulatory milestones totaling up to $65 million and sales milestones totaling up to $75 million; and (c) escalating royalties ranging from the mid single-digits to the low double-digits based on annual global net sales, which percentages are subject to reduction under agreed upon circumstances.

In addition, pursuant to the terms of the License Agreement, the Company has agreed to create and characterize, at Vivelix’s request and expense, TLR7, TLR8 or TLR9 agonists and antagonists and to perform research on these compounds and specified other existing TLR7, TLR8 or TLR9 antagonists currently controlled by the Company (collectively, the “Backup Compounds”) under a research program to be agreed upon by the Company and Vivelix.  The research program will continue until the first anniversary of the License Agreement but may be extended by Vivelix for two additional one-year periods.  Vivelix has the right on or before the third anniversary of the end of the research program to designate one or more of the Backup Compounds upon the payment to the Company of a milestone payment for each designated Backup Compound.  Vivelix will be responsible for the development and commercialization of any designated Backup Compounds, and all rights to any Backup Compounds not so designated within such period will revert to the Company.  Vivelix has agreed to pay the Company designated Backup Compound-related development, regulatory and sales milestone payments totaling up to $52.5 million, including development and regulatory milestones totaling up to $35 million and sales milestones totaling up to $17.5 million, and escalating royalties ranging from the mid single-digits to the low double-digits based on annual global net sales, which percentages are subject to reduction under agreed upon circumstances.

The fields under the license may be expanded beyond the GI Field if the Company agrees and if Vivelix pays a specified fee per expanded field to the Company.   The Company has agreed not to develop IMO-9200 or any designated Backup Compound for any purpose. In addition, the Company has agreed that, during the term of the License Agreement, it will not develop or commercialize any oligonucleotide whose primary mechanism of action is as a TLR agonist or TLR antagonist, in any territory for any indication in the field of human therapeutics for the treatment, palliation, diagnosis, or prevention of non-malignant gastrointestinal diseases, conditions, or indications relating to the mouth, esophagus, stomach, small intestine, colon and rectum or any expanded field.

The License Agreement will remain in effect for as long as payments are payable under the agreement, or until such date as the agreement is sooner terminated.  The License Agreement may be terminated (a) by Vivelix for its convenience upon sixty days prior written notice to the Company; (b) by either party in the event of an uncured material breach by the other party or (c) by the Company in the event Vivelix, or an affiliate or sublicensee, brings, assumes, participates in or assists in an action or proceeding disputing or challenging the validity, patentability or enforceability of certain of the Company’s patents.

Vivelix is partially owned and controlled by entities affiliated with Baker Bros. Advisors L.P. (“BBA”), affiliates of which are significant stockholders of the Company.  In addition, two of the Company’s directors, Julian C. Baker and Kelvin M. Neu, are affiliated with BBA.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2016.

Item 7.01.  Regulation FD Disclosure.

The Company issued a press release on November 28, 2016 announcing the Company’s entry into the License Agreement. The full text of the press release is furnished as Exhibit 99.1 hereto.

The information in this Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits

See attached Exhibit Index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idera Pharmaceuticals, Inc.

Date: November 28, 2016	By:	/s/ Mark J. Casey
Mark J. Casey
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated November 28, 2016